EXHIBIT 4.1

                                MONSANTO COMPANY
                    ERISA PARITY SAVINGS AND INVESTMENT PLAN
                (Amended and Restated Effective August 13, 2002)

                                   SECTION 1.
                                    PURPOSE
                                    -------

Pharmacia Corporation (formerly known as Monsanto Company) ("PHARMACIA") has sponsored the Pharmacia Corporation ERISA Parity Savings and Investment Plan (formerly known as the Monsanto Company ERISA Parity Savings and Investment
Plan) (the "PHARMACIA PARITY PLAN") to provide certain federal income tax deferral opportunities and retirement benefits to certain participants and their beneficiaries under the Pharmacia Savings and Investment Plan (formerly known as the Monsanto Savings and Investment Plan) (the "PHARMACIA SIP PLAN"). Prior to July 1, 2001 (the "EFFECTIVE DATE"), eligible employees of Monsanto Company (the "COMPANY") and its subsidiaries participated in the Pharmacia SIP Plan and the Pharmacia Parity Plan.

As of the Effective Date, the Pharmacia SIP Plan was split into two separate plans: (1) the Monsanto Savings and Investment Plan, as it may be amended from time to time (the "SIP PLAN") which is sponsored by the Company and provides savings opportunities and retirement income to eligible employees of the Company and certain of its subsidiaries, and (2) the continuing Pharmacia Savings and Investment Plan (the "PHARMACIA SIP PLAN") which continues to be sponsored by Pharmacia and provides savings opportunities and retirement income to eligible employees of Pharmacia and certain of its subsidiaries and affiliates (exclusive of the Company and its subsidiaries).

Effective as of the Effective Date, employees of the Company and its subsidiaries ceased to be eligible to continue active participation in the Pharmacia SIP Plan and the Pharmacia Parity Plan. Effective as of the Effective Date, the Monsanto Company ERISA Parity Savings and Investment Plan (the "PLAN") was established by the Company as a successor to the Pharmacia Parity Plan to provide certain federal income tax deferral opportunities and retirement benefits to certain Participants and their beneficiaries under the SIP Plan following the Effective Date.

The Plan is intended to be an unfunded plan of deferred compensation and an "excess benefit plan" as defined by Sections 3(36) and 4(b)(5) of the Employee Retirement Income Security Act of 1974 ("ERISA"). The purpose of this Plan is solely to provide Participants and their beneficiaries under the SIP Plan with:

A. the right to defer federal income taxation on the portion of their Eligible Earnings that could have been contributed to the SIP Plan but for the limitations placed on the Annual Additions to the SIP Plan by Section 415(c)(1)(A) of the Internal Revenue Code of 1986 or any successor thereto, all as amended from time to time ("CODE"), and the limitations on the maximum amount of compensation that may be considered in determining the Annual Additions of the Participant under Section 401(a)(17) of the Code; and

B. the right to receive an amount equal to the amount which would be distributable from the SIP Plan at retirement, termination of employment, death or disability, but for the limitations placed on the Annual Additions to the SIP Plan by Section 415(c)(1)(A) of the Code ("SECTION 415 LIMITATION"), and the limitations on the maximum amount of compensation which may be considered in determining the Annual Addition of the
     Participant under Section 401(a)(17) of the Code ("COMPENSATION LIMITATION"), less the amounts actually distributed to the Participant or his beneficiaries from the SIP Plan.

                                   SECTION 2.
                                 EFFECTIVE DATE
                                 --------------

This Plan was established effective as of July 1, 2001. The Plan has been amended and restated as set forth herein effective as of August 13, 2002, and shall be effective as so amended and restated, with respect to Participants who perform an Hour of Service for an Employer on or after such date.

                                   SECTION 3.
                                  DEFINITIONS
                                  -----------

3.1 Except as defined otherwise herein, all words with initial capitals shall have the same meaning as in the SIP Plan, whether or not such words are capitalized in the SIP Plan.

3.2 (a) "ELIGIBLE EARNINGS" shall have the same meaning as in the SIP Plan except that Eligible Earnings shall also include amounts in excess of the Compensation Limitation.

     (b) "EXCESS CONTRIBUTION" shall mean any Before-Tax Contribution, After-Tax Contribution or Employer Matching Contribution (whether considered individually or in any combination thereof) which if contributed by a SIP Participant or an Employer to the SIP Plan would either: (1) constitute an Annual Addition in excess of the Section 415 Limitation or (2) be precluded solely because of the Compensation Limitation.

     (c) "PARITY PENSION PLAN" shall mean the plan currently known as the Monsanto Company ERISA Parity Pension Plan, as amended and restated from time to time, or any successor thereto.

     (d) "PARTICIPANT" shall mean an employee of an Employer who is a SIP Participant, whose participation in the SIP Plan is limited by either
          (1) the Section 415 Limitation or (2) the Compensation Limitation, who has elected to participate in this Plan in accordance with Section 4.1 and for whom benefits under this Plan will be accrued.

     (e) "SIP PARTICIPANT" shall mean a participant in the SIP Plan to the extent of his participation in that plan.

                                   SECTION 4.
                             ADDITIONS TO THE PLAN
                             ---------------------

4.1 PARTICIPATION. Participation in this Plan shall be governed by the following provisions of this Section 4.1.

     (a) PARTICIPANTS IN PHARMACIA PARITY PLAN. Each employee of an Employer who (i) was a participant in the Pharmacia Parity Plan immediately prior to the Effective Date (a "PHARMACIA PARITY PLAN PARTICIPANT") and (ii) becomes a SIP Participant as of the Effective Date shall thereupon become a Participant in this Plan. Each such Participant's deferral election in effect under the Pharmacia Parity Plan immediately prior to the Effective Date shall be deemed a valid deferral election under this Plan unless and until revoked or modified by the Participant in accordance with the provisions of this Plan.

     (b) OTHER SIP PARTICIPANTS. Participation in this Plan on or after the Effective Date by a SIP Participant who was not a Pharmacia Parity Plan Participant shall be governed by this Section 4.1(b).

          Except as provided below, prior to the beginning of the calendar year in which it is estimated that Excess Contributions would be made to the SIP Plan by or on behalf of a SIP Participant, the Company shall notify the SIP Participant that some or all of his contributions to the SIP Plan, or those made on his behalf, shall cease as of the earlier of (1) the date such contributions equal the Section 415 Limitation or (2) the date his Eligible Earnings equal the Compensation Limitation. Such a SIP Participant shall have the right to elect in writing to defer receipt of the portion of his Eligible Earnings that would constitute Excess Contributions. If the Participant elects to defer receipt of such portion of his Eligible Earnings, additions to this Plan shall be made as specified in Section
          4.2 hereof. Once made, the election shall remain in effect until revoked or modified by the Participant.

          The election shall be made in a manner prescribed by the Employee Benefits Plans Committee of the Company ("EBPC"). In the case of a SIP Participant for whom it was not foreseen that he would become a Participant prior to the year in which Excess Contributions would be made to the SIP Plan by or on behalf of the SIP Participant, the required election shall be made at such a time and in such a manner as specified by the EBPC but such election shall in all such cases be made prior to any payroll period to which the deferral of Eligible Earnings relates.

     (c) REVOCATION OR MODIFICATION OF ELECTION. If a Participant revokes or modifies his election to participate in this Plan, his revocation or modification must be submitted to the Secretary of the EBPC in writing prior to the beginning of the month in which the revocation or modification is to take effect. If a Participant revokes his election to participate in this Plan, he may not re-enroll as an active Participant during the remainder of the calendar year in which his revocation takes place. Any election by a Participant to re-enroll as an active Participant must be submitted in writing to the Secretary of the EBPC prior to the beginning of the calendar year in which he wishes to re-enroll.

4.2 TREATMENT OF A PARTICIPANT'S EXCESS CONTRIBUTIONS. When a Participant's Before-Tax Contributions or After-Tax Contributions made on his behalf by an Employer would become Excess Contributions (hereinafter individually, collectively or in any combination thereof referred to as "EMPLOYEE EXCESS CONTRIBUTIONS"), no further Before-Tax or After-Tax Contributions shall be made to the SIP Plan for that Plan Year. If the SIP Participant elects to participate in this Plan, his Eligible Earnings shall be reduced by the amount of such Employee Excess Contributions, and there shall be established in the name of the Participant a reserve on the financial records of the Company equal to the amounts of such Employee Excess
     Contributions. For each Participant as of the Effective Date who was a Pharmacia Parity Plan Participant, there shall also be credited to the reserve established under this Section 4.2 as of the Effective Date, the balance to the credit of such Participant as of the Effective Date under the employee excess contributions reserve established on the financial records of Pharmacia pursuant to section 4.2 of the Pharmacia Parity Plan.

     The reserve for each Participant shall be credited and charged with the dividends, income, gains and losses, and adjusted for stock splits, stock dividends, recapitalizations, consolidations or other changes in capitalization, as the case may be, that such amount would have been credited, charged with or adjusted for, if such amount had been invested in the Investment Funds, Pre-Mixed Portfolios, Pharmacia Stock Fund and
     Chemical Stock Fund of the SIP Plan in the same proportion as the Participant's Participant Accounts under the SIP Plan, except as provided in Section 5.2.

     Notwithstanding the foregoing, if the application of this Section would result in a violation of the federal securities laws with respect to the Company Stock Fund, the reserve shall be credited and charged with the income, gains and losses with respect to such amount that would have been credited and charged had such amount been contributed to the Growth and Income Equity Investment Fund not the Company Stock Fund.

4.3 TREATMENT OF AN EMPLOYER'S EXCESS CONTRIBUTIONS. When Employer Matching Contributions on behalf of a SIP Participant would become Excess
     Contributions ("EMPLOYER EXCESS CONTRIBUTIONS"), no further Employer Matching Contributions shall be made to the SIP Plan for that Plan Year. If the SIP Participant elects to participate in this Plan, there shall be established a reserve in the name of the Participant on the financial records of the Company to which shall be credited an amount equal to the amount of such Employer Excess Contributions. For each Participant as of the Effective Date who was a Pharmacia Parity Plan Participant, there shall also be credited to the reserve established under this Section 4.3 as of the Effective Date, the balance to the credit of such Participant as of the Effective Date under the employer excess contributions reserve established on the financial records of Pharmacia pursuant to section 4.3 of the Pharmacia Parity Plan.

     This reserve shall be credited and charged with the gains and losses, dividends and income, and adjusted for stock splits, stock dividends, recapitalizations, consolidations or other changes in capitalization, as the case may be, that would have taken place had such amount been invested in the Investment Funds, Pre-Mixed Portfolios, Employer Company Stock Sub-Fund, Pharmacia Stock Fund and Chemical Stock Fund of the SIP Plan in the same manner as the Participant's Employer Matching Account under the SIP Plan, except as provided in Section 5.2.

                                   SECTION 5.
                                   OPERATION
                                   ---------

5.1 CHANGE IN FUTURE ADDITIONS. When a Participant changes his Investment Election for future contributions under the SIP Plan, a corresponding change shall be made in the calculation of future adjustments to the Participant's reserves established for Employee Excess Contributions under this Plan.

5.2 CHANGE IN PAST ADDITIONS. When a Participant makes a transfer out of the Employer Company Stock Sub-Fund, Pharmacia Stock Fund or Chemical Stock Fund or between Investment Funds and/or Pre-Mixed Portfolios in the SIP Plan, excluding any such transfer made by specifying the specific dollar amount to be transferred, a corresponding change shall be made in the calculation of future adjustments to the Participant's reserves for Excess Contributions under this Plan.

5.3 BENEFICIARY DESIGNATION. Except as provided in Section 6.2(e) below, the beneficiary designation in effect for the Participant under the SIP Plan shall govern to whom distributions are to be made from this Plan in the event the Participant dies prior to receipt of the amounts due him under this Plan. In the event that a Participant fails to designate a beneficiary under the SIP Plan or the designated beneficiary under the SIP Plan predeceases the Participant, the Participant's reserves shall be paid to the deceased Participant's estate.

5.4 LOANS PROHIBITED. No loans shall be permitted to any Participant of any amounts reserved by the Company for his account under this Plan. No amount reserved by the Company for a Participant under this Plan shall be considered as part of the Participant's SIP Plan Accounts for purposes of determining the maximum amounts that can be borrowed from the SIP Plan.

5.5 VESTING. A Participant's interest in the Employee Excess Contributions reserves established for him shall be nonforfeitable. A Participant's interest in the Employer Excess Contributions reserves established for him shall become nonforfeitable at such times and in such percentages as they would have if they had been made to the SIP Plan. Notwithstanding the foregoing, even though a Participant's interests in this Plan shall become nonforfeitable, he shall still remain a general creditor of the Company with respect to such reserves and shall not have any security or other interest in any assets of the Company, or any other Employer, due to or arising from the fact that any portion of his interest in the reserve is nonforfeitable.

5.6 SIP PLAN PERCENTAGE OF ELIGIBLE EARNINGS CHANGES. A Participant may change the portion of his Eligible Earnings that will be deferred under this Plan by changing the percentage of his Eligible Earnings he wishes to contribute to SIP. The change (including the effective date of the change) shall be governed by the relevant SIP Plan provisions.

                                   SECTION 6.
                                  DISTRIBUTION
                                  ------------

6.1 DISTRIBUTION AT TERMINATION. Nonforfeitable amounts reserved for a Participant shall not be paid until a Participant terminates employment. The value of the Participant's nonforfeitable reserves under this Plan shall be determined at the same time and in the same manner that the value of the Participant's SIP Accounts are determined. Unless a Participant has been granted a Deferral Request under Section 6.2 below, the value of the Participant's nonforfeitable reserves shall be paid to him, or his beneficiaries, in cash as soon as administratively feasible after the first January 1 or July 1 that is at least six months after the Participant's termination or death.

6.2  DEFERRAL  REQUEST.  A  Participant  who  terminates   employment  from  the
     Employers and all Affiliates may request that the Company defer distribution of the amounts accrued hereunder as provided below. Such a request shall hereinafter be referred to as a "DEFERRAL REQUEST."


     (a) SUBMISSION AND CONSIDERATION. The Deferral Request must be submitted to the Secretary of the EBPC in writing on forms provided by the Secretary prior to the Participant's termination of employment. The request must specify the Deferral Period (as defined in subparagraph 6.2(c) below) and the Payment Form (as defined in subparagraph 6.2(f) below) requested by the Participant. Except as otherwise provided in this paragraph, the EBPC shall, in the exercise of its sole discretion, determine within a reasonable period of time if the Deferral Request should be granted, and its decision shall be final and binding on all persons. If the EBPC does not approve the Deferral Request during the thirty day period following the Participant's termination of employment, it shall be deemed to be denied. The People and Compensation Committee of the Board of Directors of the Company ("COMPENSATION COMMITTEE")shall review within a reasonable period of time a Deferral Request submitted by a Participant who is an officer subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, or who is, or at any time within three months of the submission of the request was, a member of the EBPC and shall, in the exercise of its sole discretion, determine if the Deferral Request shall be granted. The decision of the Compensation Committee shall be final and binding on all persons. If the Compensation Committee does not approve the Deferral Request during the thirty day period following the Participant's termination of employment, it shall be deemed to be denied.

     (b) EFFECT OF DECISION. The decision of the applicable committee, to grant a Deferral Request shall specify the Deferral Period and the Payment Form. Except as provided in subsections (g) and (h) below, once a Deferral Request has been submitted, the Deferral Request shall be irrevocable. A Participant's Deferral Request that was granted under the Pharmacia Parity Plan shall remain in effect under this Plan.

     (c) DETERMINATION OF DEFERRAL PERIOD. Any Deferral Period granted by the applicable committee shall be a minimum of three years from the first January 1 or July 1 that is at least six months after the Participant's termination of employment, except that payment must begin no later than the date the Participant attains age 70-1/2. The Deferral Period may, but need not, coincide with the Deferral Period, if any, granted under the Pension Parity Plan.

     (d) ACCRUAL DURING DEFERRAL PERIOD. If a Deferral Request is granted, the entire amount of all reserves maintained by the Company under this Plan for the Participant during the Deferral Period shall be credited with interest at a rate set from time to time by the Internal People Committee.

     (e) BENEFICIARY DESIGNATION. Each Participant who has been granted a Deferral Request may, from time to time, designate a beneficiary ("DEATH BENEFIT BENEFICIARY") to receive the death benefit payable if he dies during the Deferral Period and a beneficiary ("PAY STATUS BENEFICIARY") to receive any death benefit payable if the Participant dies after he begins receiving his benefits. The Death Benefit Beneficiary and the Pay Status Beneficiary designations shall be made in writing on forms provided by the EBPC. Any beneficiary designation shall be effective only when it is signed, dated and filed by the Participant with the Secretary of the EBPC. Any beneficiary designation shall be deemed to be a valid beneficiary designation unless and until the Participant revokes such beneficiary designation or makes a new beneficiary designation as provided in this Plan, but any such change shall be effective only if it is received by the Secretary of the EBPC prior to the Participant's death. In the event that a Participant fails to designate a Death Benefit Beneficiary and/or a Pay Status Beneficiary, or such a designated beneficiary does not survive the Participant, the Participant's reserves shall be paid to the deceased Participant's estate. The Participant may designate a different beneficiary, if any, than he designated under the Parity Pension Plan. The term "beneficiary" as used in the Plan means the person or persons, trust(s), estate(s) or other entity(ies) to whom a deceased Participant's benefits are payable under this section. A Participant's Death Benefit Beneficiary designation or Pay Status Beneficiary designation in effect under the Pharmacia Parity Plan immediately prior to the Effective Date shall be deemed a valid beneficiary designation under this Plan unless and until the
          Participant revokes such beneficiary designation or makes a new beneficiary designation as provided in this Plan.

     (f) PAYMENT FORM. As part of his Deferral Request, the Participant shall request that at the end of the Deferral Period, the Participant's Deferred Excess Contributions shall be paid pursuant to one of the Deferred Payment Forms specified in the Parity Pension Plan. The
          Deferred Payment Forms provisions of the Parity Pension Plan are hereby incorporated by reference and made a part hereof.

     (g) DEATH OF PARTICIPANT. In the event that a Participant who has been granted a Deferral Request dies prior to termination of employment, the Deferral Request shall be cancelled, and the Participant's reserves shall be paid to the beneficiary designated under Section 6.2(e) hereof in cash as soon as administratively feasible after the January 1 or July 1 that is at least six months after the Participant's death. When the applicable committee grants a Deferral Request, it shall require as a term and condition of the grant that the Deferral Request will only become effective if the Participant lives until his termination of employment.

          In the event that a Participant who has been granted a Deferral Request dies during the Deferral Period, his reserves shall be paid to his designated Death Benefit Beneficiary in 60 equal monthly installments commencing on the first day of the month following the month in which the Participant dies.

     (h) FINANCIAL EMERGENCY DISTRIBUTION. In the event that a Participant who has been granted a Deferral Request incurs a severe, unforeseeable financial emergency either after his termination of employment or after payment has begun, such Participant may request from the EBPC or Compensation Committee, as applicable, an emergency distribution of the amount necessary to satisfy the financial emergency. The applicable committee shall have sole authority to determine if a financial emergency exists and the amount of the distribution necessary to meet the emergency. The decision of the applicable committee shall be final and binding upon all parties. The applicable committee may determine that a severe financial hardship exists only if the distribution is necessary in light of immediate and heavy financial needs of the Participant which cannot be met from the other financial sources available to the Participant and if disallowance of the accelerated distribution would result in a severe financial hardship to the Participant. Amounts which are distributed under this provision will reduce the Participant's benefit.

                                   SECTION 7.
                               SOURCE OF PAYMENTS
                               ------------------

All amounts due under this Plan and any expenses of administration shall be payable solely from the general assets of the Employers. The establishment of this Plan, and the operation thereof, shall not be deemed to create a trust. No Participant shall have any security or other interest in any assets of the Employers due to or arising from his participation in this Plan.

                                   SECTION 8.
                                 ADMINISTRATION
                                 --------------

Except as otherwise provided herein, the EBPC shall administer this Plan which shall be generally governed by the rules and provisions of the SIP Plan, except those portions of such SIP Plan which conflict herewith. The EBPC may, however, adopt such rules as it may deem necessary, desirable and appropriate to administer this Plan. The decisions of the EBPC, including but not limited to interpretations and determinations of amounts due under this Plan, shall be final and binding on all parties. Notwithstanding anything herein to the contrary, the EBPC may delegate any of its authority, duties or responsibilities under this Plan to any other person, including the Company and its officers, employees or agents. Such a delegation shall be in writing and shall specify the identity of the delegate and the responsibilities delegated to such person.

                                   SECTION 9.
                            LIMITATIONS ON PAYMENTS
                            -----------------------

Except as may be required by the federal income tax withholding provisions of the Code, by an applicable state's income tax act, or by an applicable city, county or municipality's earnings or income tax act, the interests of Participants and their designated beneficiaries under this Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned, pledged, anticipated, or encumbered. Any attempt by a Participant, his beneficiary, or any other person or entity to sell, transfer, alienate, assign, pledge, anticipate, encumber, charge or otherwise dispose of any right to benefits payable hereunder shall be void. The Company may cancel and refuse to pay any portion of a benefit which is sold, transferred, alienated, assigned, pledged, anticipated or encumbered.

                                  SECTION 10.
                           AMENDMENT AND TERMINATION
                           -------------------------

The Company retains the right to amend this Plan at any time and from time to time through action of either the Compensation Committee or its delegate. The Company retains the right to terminate this Plan at any time through action of the Compensation Committee.

                                  SECTION 11.
                               GENERAL PROVISIONS
                               ------------------

11.1 FACILITY OF PAYMENT. When a person entitled to a distribution under this Plan is under a legal disability, or, in the opinion of the EBPC, is in any way incapacitated and unable to manage his financial affairs, the EBPC may direct that the distribution to which such person otherwise would be entitled shall be made to such person's legal representative(s) or to a relative or friend of such person for such person's benefit, or the EBPC may direct the application of such distribution for the benefit of such person.

11.2 ABSENCE OF GUARANTY. The EBPC, the Compensation Committee and the Employers do not in any way guarantee any payment to any person.

11.3 EMPLOYMENT RIGHTS. This Plan does not constitute a contract of employment, and participation in the Plan will not give any Participant the right to be retained in the employment of any Employer or Affiliate.

11.4 GENDER AND NUMBER. Where the context admits, words denoting the masculine gender shall include the feminine and neuter genders, the singular shall include the plural, and the plural shall include the singular.

11.5 HEADINGS. Section headings and titles are for reference only. In the event of a conflict between a title and the content of a section, the content of the section shall control.

11.6 SUCCESSORS. The provisions of this Plan shall be binding upon the Company, the Employers and successors and assigns of any of them and upon the Participant and his heirs, beneficiaries, estates and legal representatives.

11.7 CONTROLLING STATE LAW. To the extent not superseded by the laws of the United States, the laws of the State of Missouri, determined without regard to its conflict of law rules, shall be controlling in all matters relating to this Plan.

11.8 SEVERABILITY. In case any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and this Plan shall be construed and enforced as if such illegal and invalid provisions had never been set forth in the Plan.